Exhibit 99.1

Eighty-seven (87) percent of Aetna Medicare Advantage members in 4-star plans or higher for 2024
Commitment to exceptional service for members across the nation drove a significant improvement in member experience ratings

WOONSOCKET, R.I., Oct. 13, 2023 — Aetna®, a CVS Health® company (NYSE: CVS), announced today that 87 percent of its Medicare Advantage (MA) members are in 2024 Medicare Advantage Prescription Drug (MAPD) plans that are rated 4 stars or higher (out of 5 stars) by the Centers for Medicare & Medicaid Services (CMS). This represents a significant achievement, given the considerably more stringent CMS measurement criteria this year.

“We are committed to delivering outstanding experiences and driving improved health outcomes for our Medicare Advantage members,” said CVS Health President and CEO Karen S. Lynch. “Our strong 2024 Star Ratings for Aetna are a result of focused execution and seamless collaboration across our entire company. We remain unwavering in our efforts to drive continuous improvement to support our members now and well into the future.”

Our Star Ratings success is largely driven by the improved overall Star Rating (4 stars) of the Aetna National PPO contract. Highlights of the National PPO performance that benefits member health outcomes include:

•Improving by nearly one star since last year in the Member Experience (CAHPS) survey domain, where we made significant investments
•Sustaining 4+ star performance in the HEDIS and Operations domains in the face of the measurement being significantly harder year-over-year in these domains
•Achieving 5 stars in Care Coordination and delivering a 5-star performance for low member complaints and low disenrollment rates
•Attaining 5 stars in key measures like Breast Cancer Screening, Controlling Blood Pressure, Diabetes Eye Exam and the Annual Flu Vaccine
•Delivering a strong 5-star performance in the Part D quality improvement measure that assesses yearly improvements across all Part D measures

“These results also reflect the dedication of the entire Aetna Medicare team, who is deeply committed to providing exceptional service to our members every day,” said Terri Swanson, president of Aetna Medicare. “This commitment, coupled with a thoughtful focus on benefits that matter most, enables us to offer individual MA members more choices, added value and greater flexibility to help with everyday expenses. Our team stands ready to guide consumers across the country to choose a high-quality plan that’s right for their individual needs.”

See highlights of our 2024 individual MA plans in our recent press release.

Aetna 4.5-Star Rated Contracts
•H3959 Aetna Health Inc. (HMO)
•H5522 Aetna Life Insurance Company (PPO)
•H3219 Allina Health and Aetna Insurance Company (PPO)
•H5593 Aetna Health of Iowa Inc. (HMO)
•H2663 Coventry Health Care of Missouri (HMO)

Aetna 4-Star Rated Contracts

•H5521 Aetna Life Insurance Company (PPO)
•H1608 Coventry Health and Life Insurance Company (PPO)
•H3931 Aetna Health Inc. (HMO)
•H7301 Coventry Health Care of Illinois, Inc. (PPO)
•H0628 Aetna Health of Ohio Inc. (HMO)
•H3146 Aetna Better Health Inc. (HMO)
•H3239 Aetna Better Health Inc. (HMO)
•H3597 Aetna Health Inc. (HMO)
•H1692 Coventry Health Care of West Virginia, Inc. (HMO)
•H5793 Aetna Health Inc. (HMO)
•H5325 Coventry Health Care of Kansas, Inc. (HMO)
•H1610 Coventry Health Care of Virginia, Inc. (HMO)
•H4523 Aetna Health Inc. (HMO)
•H7149 Aetna Health Inc. (HMO)
•H5302 Aetna Health Inc. (HMO)
•R6694 Aetna Life Insurance Company (PPO)
•H1109 Aetna Health Inc. (HMO)
•H3928 Aetna Health Inc. (HMO)

The CMS Medicare Star Ratings rank the performance and quality of MA and MAPD plans to help beneficiaries and their families compare plans. MA plans are rated on how well they perform in five categories:
•Staying healthy
•Managing chronic (long-term) conditions
•Member experience with health plan
•Member complaints and changes in the health plan’s performance
•Health plan customer service

MAPD plans are also rated on how well they perform in four additional categories:
•Drug plan customer service
•Member experience with drug plan
•Member complaints and changes in the drug plan’s performance
•Drug safety and accuracy of drug pricing

Every year, Medicare evaluates plans based on a 5-star rating system. The Star Ratings are posted at Medicare.gov. Visit AetnaMedicare.com to learn more about the 2024 Aetna Medicare plans. Or call 1-844-588-0041 (TTY: 711), 7 days a week, 8 AM to 8 PM. The Medicare Annual Enrollment Period runs from October 15 through December 7, 2023. A licensed agent may answer your call.

NOTE: Information in this release is based on 2024 Star Ratings data published by CMS on October 13, 2023, and MA and MAPD enrollment as of September 2023.
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About CVS Health
CVS Health® is the leading health solutions company, delivering care like no one else can. We reach more people and improve the health of communities across America through our local presence, digital channels and over 300,000 dedicated colleagues — including more than 40,000 physicians, pharmacists, nurses and nurse practitioners. Wherever and whenever people need us, we help them with their health — whether that’s managing chronic diseases, staying compliant with their medications or accessing affordable health and wellness services in the most convenient ways. We help people navigate the health care system — and their personal health care — by improving access, lowering costs and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day. Follow @CVSHealth on social media.

About Aetna
Aetna, a CVS Health company, serves an estimated 36 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental and behavioral health plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, visit Aetna.com.

Aetna Medicare is a HMO, PPO plan with a Medicare contract. Our SNPs also have contracts with State Medicaid programs. Enrollment in our plans depends on contract renewal. See Evidence of Coverage for a complete description of plan benefits, exclusions, limitations and conditions of coverage. Plan features and availability may vary by service area.

©2023 Aetna Inc.
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Media contact
Ethan Slavin
860-273-6095
Ethan.Slavin@CVSHealth.com

Investor contact
Larry McGrath
800-201-0938
InvestorInfo@CVSHealth.com

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